Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

PARKDALE AMERICA, LLC

by and between

UNIFI MANUFACTURING, INC., as Seller

and

PARKDALE, INCORPORATED, as Buyer

April 29, 2020

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE3

Section 1.01 Purchase and Sale.3

Section 1.02 Purchase Price.3

Section 1.03 Closing.3

Section 1.04 Tax Records; Allocation of Company Income and Loss.3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER4

Section 2.01 Organization and Authority of Seller; Enforceability.4

Section 2.02 No Conflicts; Consents.4

Section 2.03 Legal Proceedings.5

Section 2.04 Ownership of Membership Interests.5

Section 2.05 Operating Agreement.5

Section 2.06 Taxes.5

Section 2.07 No Other Representations or Warranties.5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER6

Section 3.01 Organization and Authority of Buyer; Enforceability.6

Section 3.02 No Conflicts; Consents.6

Section 3.03 Investment Purpose.7

Section 3.04 Legal Proceedings.7

ARTICLE IV CLOSING DELIVERIES7

Section 4.01 Seller’s Deliveries.7

Section 4.02 Buyer’s Deliveries.7

ARTICLE V INDEMNIFICATION8

Section 5.01 Survival.8

Section 5.02 Indemnification By Seller.8

Section 5.03 Indemnification By Buyer.8

Section 5.04 Indemnification Procedures.9

Section 5.05 Payments.9

Section 5.06 Tax Treatment of Indemnification Payments.9

Section 5.07 Exclusive Remedies.9

Section 5.08 Limitation on Seller’s Obligations.10

ARTICLE VI MISCELLANEOUS10

Section 6.01 Expenses.10

Section 6.02 Further Assurances.10

Section 6.03 Notices.10

Section 6.04 Headings.11

Section 6.05 Severability.11

Section 6.06 Entire Agreement.11

Section 6.07 Successors and Assigns.11

Section 6.08 No Third-Party Beneficiaries.11

Section 6.09 Amendment and Modification.11

Section 6.10 Waiver.12

Section 6.11 Governing Law.12

Section 6.12 Submission to Jurisdiction.12

Section 6.13 Waiver of Jury Trial.12

Section 6.14 Specific Performance.12

Section 6.15 Counterparts.12

Section 6.16 Company Indemnitees.12

Section 6.17 Confidentiality/Publicity.13

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”), dated as of April 29, 2020, is entered into between Unifi Manufacturing, Inc., a North Carolina corporation (“Seller”) and Parkdale, Incorporated, a North Carolina corporation (“Buyer”).

Recitals

WHEREAS, Seller owns 34% of the outstanding membership interests (the “Membership Interests”) of Parkdale America, LLC, a North Carolina limited liability company (the “Company”) (the Company acknowledges and consents to the Agreement by its signature hereto); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”), for the consideration specified in Section 1.02.

Section 1.02Purchase Price. The aggregate purchase price for the Membership Interests shall be Sixty Million and 00/100 Dollars $60,000,000.00 (the “Purchase Price”). The Buyer shall pay the Purchase Price to Seller at the Closing (as defined herein) in full and without set off, in cash, by wire transfer of immediately available funds to an account specified in writing.

Section 1.03Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 1.04Tax Records; Allocation of Company Income and Loss. Buyer and Seller shall request that the Company allocate all items of Company income, gain, loss, deduction, or credit attributable to the Membership Interests for the taxable year of the Closing based on a closing of the Company’s books as of the Closing Date.  The records of the Company reflecting tax information in reasonable detail will be maintained at the office of the Buyer for a period of seven (7) years after the Closing Date.  Upon reasonable advance notice and during regular business hours, Seller may inspect such records and books of account in respect of any period prior to the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof. For purposes of this ARTICLE II, “Seller’s Knowledge,” “Knowledge of Seller,” and any similar phrases shall mean the actual knowledge of an officer or director of Seller.

Section 2.01Organization and Authority of Seller; Enforceability. Seller is a North Carolina corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 2.02No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the Articles of Incorporation, by-laws, or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Seller, except where the violation or conflict would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party, except where the conflict, violation, default, termination, cancellation, modification, or acceleration would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis; (d) result in any violation, conflict with or constitute a default under (x) the Company’s Articles of Organization, filed with the Secretary of State of North Carolina on June 27, 1997 (the “Articles”); (y) the Operating Agreement of the Company, dated as of June 27, 1997 and as amended by that certain First Amendment dated September 7, 2005 (as so amended, the “Operating Agreement”); or (z) the Contribution Agreement, by and among Buyer, as successor in interest to Parkdale Mills, Incorporated, Seller, Unifi, Inc. and the Company dated as of June 30, 1997 (the “Contribution Agreement” and together with the Articles and Operating Agreement, the “Company Organizational Documents”); or (e) result in the creation or imposition of any Encumbrance on the Membership Interests. No consent, approval, waiver, or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, except such consents, approvals, waivers, or authorizations which would not, in the aggregate, have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby on a timely basis.

Section 2.03Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Membership Interests; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement, except any Actions that would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 2.04Ownership of Membership Interests.

(a)Seller is the sole legal, beneficial, record, and equitable owner of the Membership Interests, free and clear of all Encumbrances whatsoever, other than those set forth in the Company Organizational Documents.

(b)To Seller’s Knowledge, the Membership Interests were issued in compliance with applicable laws. To Seller’s Knowledge, the Membership Interests were not issued in violation of the Company Organizational Documents or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)Other than the Company Organizational Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 2.05Operating Agreement. Attached hereto as Exhibit A is the Operating Agreement, which agreement is in full force and effect and is the only agreement in effect with respect to the matters described therein.

Section 2.06Taxes. Seller has duly and timely filed all tax returns and reports required to be filed by the Seller prior to the date of this Agreement (“Returns”) and has duly and timely paid all taxes that have been incurred or are due and payable pursuant to such Returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such Returns. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of tax has been proposed, asserted or assessed by any taxing authority against the Seller relating directly or indirectly to the Membership Interests. There are no actions, suits, taxing authority proceedings, or audits now in progress, pending or threatened against the Seller or the Membership Interests, and there are no liens for taxes (other than for current taxes not yet due and payable) against the Seller or the Membership Interests.

Section 2.07No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE II, neither Seller nor any stockholder, director,

officer, employee, or agent of Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Buyer’s Knowledge,” “Knowledge of Buyer” and any similar phrases shall mean the actual knowledge of an officer or director of Buyer.

Section 3.01Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.02No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws, or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer, except where the violation or conflict would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, except such consents, approvals, waivers, or authorizations which have been obtained or would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.  Any consents, approvals, waivers, or authorizations which may be required by Buyer or any Affiliate of Buyer in any of the Company Organizational Documents are hereby deemed obtained by execution and delivery of this Agreement by Buyer. For purposes of this Agreement, “Affiliate” is defined as a person or organization being controlled by, or under common control with, the other person, by virtue of ownership, contractual power, or power to appoint its board of directors or other governing body.

Section 3.03Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.04Legal Proceedings. There is no Action pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement, except any Actions that would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE IV
Closing Deliveries

Section 4.01Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)The assignment and assumption agreement, in the form attached hereto as Exhibit B (the “Assignment and Assumption”), executed by Seller.

(b)A revised Members’ Schedule (Schedule I) to the Operating Agreement reflecting the Buyer’s purchase of the Membership Interests.

(c)The Resignation of Thomas H. Caudle, Jr. as a Manager of the Company.

(d)The Termination Agreement, in form attached hereto as Exhibit C (“Termination Agreement”), executed by Seller and Unifi, Inc.

(e)A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (i) the resolutions of the board of directors (or equivalent managing body) of Seller, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder.

(f)The waiver and release of Seller in the form attached hereto as Exhibit D (the “Waiver and Release”) executed by Seller.

Section 4.02Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following to Seller:

(a)The Purchase Price.

(b)The Assignment and Assumption, executed by Buyer.

(c)The Termination Agreement, executed by Buyer and Company.

(d)A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (i) the resolutions of the board of directors (or equivalent managing body) of Buyer, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

(e)The Waiver and Release executed by Buyer.

ARTICLE V
Indemnification

Section 5.01Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, and covenants contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date (other than any covenant that otherwise expressly survives by its terms for longer). For the avoidance of doubt, the parties hereby agree and acknowledge that the survival periods in this Section 5.01 are contractual statutes of limitations and any claim brought by any party pursuant to this ARTICLE V must be brought or filed prior to the expiration of the applicable survival period. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at the time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 5.02Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE V, Seller shall defend, indemnify, and hold harmless Buyer, its Affiliates, and their respective members, managers, directors, officers, and employees (the “Buyer Indemnified Parties”) from and against:

(a)all actual out-of-pocket losses, damages, liabilities, costs, or expenses, including reasonable attorneys’ fees and disbursements (a “Loss”), arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Seller contained in ARTICLE II of this Agreement; and

(b)any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement.

Section 5.03Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE V, Buyer shall defend, indemnify, and hold harmless Seller, its affiliates, and their respective stockholders, members, directors, officers, and employees from and against all Losses arising from or relating to:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; and

(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 5.04Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. The failure to give prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with its counsel. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action. Neither Party shall settle any Action without the other Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 5.05Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE V, the Indemnifying Party shall satisfy its obligations within 30 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 30 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the Prime Rate as quoted by the Wall Street Journal plus 2%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.  The parties shall take all reasonable steps required under applicable law to mitigate any Losses upon or after becoming aware of any event which could reasonably be expected to give rise to any Losses. Reasonable steps shall be deemed to include the making by any such party of a claim on any applicable insurance policy related to such Losses.

Section 5.06Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 5.07Exclusive Remedies. The parties acknowledge and agree that following the Closing, the provisions of this ARTICLE V shall be their exclusive remedy for any and all claims relating to the subject matter of this Agreement or any of the other documents to be delivered hereunder, except for the claims arising from fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement and claims for specific performance or other equitable remedies.

Section 5.08Limitation on Seller’s Obligations.  Seller shall not be obligated to indemnify any Buyer Indemnified Parties under ARTICLE V for a breach of any of Sellers’ representations and warranties in ARTICLE II until all Losses of Buyer Indemnified Parties, individually or in the aggregate, exceed the aggregate sum of $50,000 (the “Basket”), at which point Seller will be obligated to indemnify such Buyer Indemnified Parties from and against the full amount of all Losses (including those comprising the Basket) for an amount up to but not to exceed 15% of the Purchase Price (the “Cap”); provided however, neither the Basket nor the Cap shall apply to any Losses arising out of or related to a breach of Sellers’ representations and warranties in Section 2.01 or 2.04 or those arising from fraud, gross negligence or willful misconduct of the Seller (the “Fraud Losses”)..

ARTICLE VI
Miscellaneous

Section 6.01Expenses. Except as otherwise provided in ARTICLE V above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.02Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.03Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) when received by the addressee if sent by a nationally recognized overnight courier, return receipt requested; or (c) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

If to Seller:	UNIFI MANUFACTURING, INC. 7201 W. Friendly Avenue Greensboro, North Carolina 27410 Attention: Thomas H. Caudle, Jr., President
with a copy (which shall not constitute notice) to:	UNIFI MANUFACTURING, INC. 7201 W. Friendly Avenue Greensboro, North Carolina 27410 Attention: Gregory K. Sigmon, Legal Department

If to Buyer:	PARKDALE, INCORPORATED 531 Cotton Blossom Circle Gastonia, North Carolina 28054 Attention: Anderson D. Warlick, CEO
with a copy (which shall not constitute notice) to:	PARKDALE, INCORPORATED 531 Cotton Blossom Circle Gastonia, North Carolina 28054 Attention: Legal Department

Section 6.04Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.05Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.06Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including but not limited to, that certain Letter, dated as of April 14, 2020, by and between Buyer and Seller regarding the transactions contemplated by this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the Exhibits, and the statements in the body of this Agreement will control.

Section 6.07Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.08No Third-Party Beneficiaries. Except as provided in ARTICLE V or Section 6.16, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 6.10Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.11Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction).

Section 6.12Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the Superior Courts of the State of North Carolina in each case located in the city of Gastonia and county of Gaston, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

Section 6.13Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.14Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (i) agrees that it shall not oppose the granting of such specific performance or relief and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 6.15Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement (including if containing electronic signatures) delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.16Company Indemnitees. For a period of three (3) years from and after the Closing, Buyer shall, and shall cause the Company to, to the fullest extent permissible under applicable law of the State of North Carolina (or other law applicable to the Company), indemnify, defend and hold harmless all past and present managers, officers and employees of the Company and any employee plans covering them (“Company Indemnitees”) to the same extent such persons are indemnified as of the Closing Date by the Company pursuant to the

Articles and Operating Agreement, for acts or omissions in their capacity as managers, officers or employees of the Company or as fiduciaries under such employee plans occurring at or prior to the Closing Date. The obligations of Buyer under this Section 6.16 shall not be terminated or modified in such a manner as to adversely affect any manager, officer or employee to whom this Section 6.16 applies without the consent of such affected manager, officer or employee (it being expressly agreed that the managers, officers and employees to whom this Section 6.16 applies shall be third-party beneficiaries of this Section 6.16, each of whom are express third-party beneficiaries of, and may enforce, the provisions of this Section 6.16).

Section 6.17Confidentiality/Publicity.  Except as otherwise permitted below, each party agrees that the terms and conditions of this Agreement are confidential and shall not be disclosed by either party to any third parties without the prior written consent of the other.  Neither party shall make any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby without the prior written consent (not to be unreasonably withheld) of the other party except and to the degree necessary to comply with the rules and regulations of an issuer on which a party (or its Affiliates) shares are publicly traded (or accounting rules governing same).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: UNIFI MANUFACTURING, INC.
By /s/ Thomas H. Caudle, Jr. Thomas H. Caudle, Jr., President and COO
BUYER: PARKDALE, INCORPORATED
By /s/ Anderson D. Warlick Anderson D. Warlick, CEO
ACKNOWLEDGED: COMPANY: PARKDALE AMERICA, LLC
By /s/ Anderson D. Warlick Anderson D. Warlick, CEO